EXHIBIT 23.3
                                  ------------


                          Consent of Radics & Co., LLC

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS














         We consent to incorporation by reference in the Registration Statement on Form S-8 of Carver Bancorp, Inc., of our report dated May 12, 1995, relating to the consolidated statements of financial condition of Carver Federal Savings Bank and subsidiary as of March 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 1995, which report is incorporated by reference in the March 31, 1996 Annual Report on Form 10-K of Carver Bancorp, Inc.

                                         /s/ Radics & Co., LLC
                                         ---------------------
                                         Radics & Co., LLC
                                         (formerly Stephen P. Radics & Co.)


Pine Brook, New Jersey
March 19, 1997

                                EXPLANATORY NOTE


This registration statement includes or is deemed to include two forms of prospectus: one to be sent or given to certain participants (the "Participant Prospectus") in the Carver Bancorp, Inc. Management Recognition Plan ("Plan") pursuant to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended ("Securities Act"), and one to be used in connection with certain reoffers and resales (the "Resale Prospectus") of shares of Common Stock, par value $0.01 per share, of Carver Bancorp, Inc. by participants in the Plan, as contemplated by Instruction C to Form S-8 under the Securities Act. The form of Participant Prospectus has been omitted from this registration statement as permitted by Part I of Form S-8. The form of Resale Prospectus is included herein immediately following this page.

                                     CROSS-REFERENCE SHEET
                      (Showing location of Information Requested by Form S-8)


                               ITEMS REQUIRED BY PART I OF FORM S-3

            S-3 ITEM                                                PROSPECTUS HEADING

1.    Forepart of Registration Statement and                 Front Cover Page of Prospectus;
      Outside Front Cover Page of Prospectus                 this Cross-Reference Sheet

2.    Inside Front and Outside Back Cover Pages              Available Information;
      of Prospectus                                          Incorporation of Certain Documents
                                                             by Reference; Table of Contents

3.    Summary Information, Risk Factors and                  Available Information; Risk Factors
      Ratio of Earnings to Fixed Charges

4.    Use of Proceeds                                        Use of Proceeds

5.    Determination of Offering Price                        Determination of Offering Price

6.    Dilution                                               Not Applicable

7.    Selling Security Holders                               Selling Security Holders

8.    Plan of Distribution                                   Plan of Distribution

9.    Description of Securities to be Registered             Not Applicable

10.   Interests of Named Experts and Counsel                 Legal Opinions; Experts

11.   Material Changes                                       Not Applicable

12.   Incorporation of Certain Documents by                  Incorporation of Certain Documents
      Reference                                              by Reference

13.   Disclosure of Commission Position on                   Indemnification of Directors and
      Indemnification for Securities Act Liabilities         Officers

                                   PROSPECTUS

                              CARVER BANCORP, INC.

                          69,431 SHARES OF COMMON STOCK
                                ($0.01 PAR VALUE)

           OFFERED OR TO BE OFFERED BY CERTAIN SELLING SHAREHOLDERS OF CARVER BANCORP, INC. FOLLOWING THEIR ACQUISITION UNDER THE
                CARVER BANCORP, INC. MANAGEMENT RECOGNITION PLAN


                  Certain holders of Carver Bancorp, Inc. (the "Company") common stock ("Common Stock") may offer, from time to time, up to 69,431 shares of Common Stock which they acquired under the Carver Bancorp, Inc. Management Recognition Plan ("Plan"). The shares may be sold directly by the holder to purchasers or may be given by the holder to donees, such as members of the holder's family or charitable organizations, and then sold by the donee to the purchasers. Sales may occur through the facilities of the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System, on which the shares are quoted, or may occur privately.

         This Prospectus relates to 69,431 authorized shares of Common Stock reserved for issuance under the Plan. In addition, this Prospectus covers an indeterminate number of additional shares of Common Stock that, by reason of certain events specified in the Plan, may be acquired by the selling shareholders under the Plan. Such shares are, at the date hereof, either unissued shares or are held as treasury stock by the Company. It is suggested that this Prospectus be retained for future reference. THIS PROSPECTUS CONTAINS A DISCUSSION OF MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF SHARES OF THE COMPANY. SEE "RISK FACTORS" AT PAGE 3.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS ANY SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR BY ANY OTHER GOVERNMENT AGENCY.

                                 -------------

                 The date of this prospectus is March 21, 1997.

                               AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as to particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of the Company's Common Stock, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; at Public Reference Facilities in the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661; and at the New York Regional Office in Five World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market System. Reports, proxy material and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street N.W., Washington D.C. 20006-1500.

                  The Company has filed with the Commission in Washington D.C., a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities to which this prospectus relates. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto, which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, upon payment of the prescribed fees.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  There are incorporated by reference herein the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1996, September 30, 1996 and December 31, 1996, filed by the Company pursuant to
Section 13 of the Exchange Act. The description of the class of securities offered under the Plan is described in the Registration Statement on Form S-4, and any amendments thereto, filed with the Commission by the Company on June 7, 1996. Such description is incorporated by reference herein.

                  All documents filed by the Company pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby are incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests shall be directed to Raymond L. Bruce, Esq., Vice President, Corporate Counsel and Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027-4512. Telephone requests may be directed to (212) 876-4747.

                  The principal executive offices of the Company are located at 75 West 125th Street, New York, New York 10027-4512. The telephone number at such offices is (212) 876- 4747.


                                  RISK FACTORS

                  The following considerations, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES.

                  The Company is the holding company for Carver Federal Savings Bank (the "Bank"), a savings institution. The Company's results of operations are derived almost entirely from the operations of the Bank and are heavily dependent on its net interest income. Net interest income is the difference between the interest income on earning assets -- such as loans, mortgage-backed and mortgage-related securities and investment securities -- and the interest expense on interest-bearing liabilities, such as deposits and other borrowings. The Bank's net interest income, the primary component of its net income, is subject to substantial risk due to changes in interest rates, particularly if there is a substantial variation in the timing between the repricing of its assets and the liabilities which fund them. At March 31, 1996, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total earning assets maturing or repricing in the same time period by $97,608, representing a one-year interest rate sensitivity gap as a percentage of total assets of positive 28.14%. As a result of the Bank's positive gap position, the Bank's net interest income could be adversely affected by falling interest rates, and positively affected by rising interest rates.

         Increases in the level of interest rates may adversely affect the value of the Bank's debt securities and other earning assets and the ability to realize gains on the sale of such assets. Generally, the value of fixed rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the carrying value of interest-earning assets which could adversely affect the Bank's results of operations if sold or, in the case of interest-earning assets classified as available for sale, the Bank's equity if retained. Increases in interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank and the average life of loans and securities, which can adversely impact the yields earned on the Bank's loan and securities portfolio.

MARKET AREA AND COMPETITION.

         The Bank's primary market area for deposits consists of the areas served by its eight branches, and the Bank considers its lending market to include Bronx, Kings, New York, Queens and Richmond counties, together comprising New York City, and Lower Westchester and Nassau Counties, New York. The Bank's branches are primarily located in economically disadvantaged areas of New York City, which have traditionally been characterized by high unemployment, low income and low levels of home ownership. The majority of the Bank's branches are located in areas where the number of persons below the poverty line is greater than 27% of the population and constitutes as much as 41% of the population in some areas according to 1990 census figures. The number of persons on some form of public assistance exceeds 30% of the population in these areas according to the same census. Although the New York metropolitan area enjoys a fairly diversified economy, the manufacturing base which has traditionally provided jobs to residents of the communities served by the Bank has been steadily shrinking, and the other sectors of the economy have failed to provide comparable employment opportunities. The New York metropolitan area has also recently experienced an economic downturn which raised general unemployment rates throughout the region and which particularly affected the communities served by the Bank. Although the New York metropolitan area is generally believed to have begun recovering from the downturn, the communities served by the Bank have historically lagged in such recoveries.

                  Additionally, the area experienced a general decline in real estate values, particularly in commercial properties and land, as well as in the cooperative and condominium markets, as represented by appraisals available at that time that reflected sharp decreases in property values. These factors contributed to a significant decline in the Bank's asset quality in 1991 and 1992. During the past three years, the Bank's expanded loan work-out/resolution efforts have successfully contributed toward reducing non-performing assets to manageable levels. Although there are a number of encouraging signs in the local economy and the Bank's real estate markets, it is unclear how these factors will affect the Bank's asset quality in the future.

                  These negative trends have stabilized somewhat in more recent periods. Although the Bank continues to emphasize one- to four-family residential loans, the economic conditions affecting the Bank's market areas and rises in interest rates during the second half of 1994 resulted in reduced loan demand. During these periods of reduced loan demand, the Bank increased its emphasis on investing principally in mortgage-backed securities to maintain management's strategy of asset growth. More recently, however, decreases in interest rates coupled with the Bank's new wholesale loan programs with area brokers and mortgage bankers have resulted in increased loan demand. If current economic conditions deteriorate and loan demand weakens, no assurances can be made that the Bank will be able to sustain or increase its level of originations of mortgage loans in its local market areas. There can be no assurances that conditions in the regional economy, national economy or real estate market in general will not deteriorate. A weakness or deterioration in the economic conditions of the Bank's primary lending area in the future may result in the Bank experiencing increases in non-performing loans and non-performing assets. Such increases would likely result in higher provisions for possible loan losses, reduced levels of earning assets, which would lower the level of net interest income, and possibly result in higher levels of other real estate owned expense.

         Although the Bank's branches are located in areas that have been historically undeserved by other financial institutions, the Bank is facing increasing competition for deposits and residential mortgage lending in its immediate market areas. Management believes that this competition has become more intense as a result of an increased examination emphasis by federal banking regulators on financial institutions' fulfillment of their responsibilities under the Community Reinvestment Act. Many of the Bank's competitors have substantially greater resources than the Bank and offer a wider array of financial services and products than the Bank. The Bank believes that it can compete with these institutions by offering a competitive range of services as well as through the personalized attention and community commitment which has always been the Bank's hallmark.

DIVERSIFIED LENDING RISK.

                  The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by owner occupied one- to four-family residences, and, to a lesser extent, multi-family residences, commercial real estate and construction and land loans. Multi-family, commercial real estate, construction and land development, and consumer and other loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans. In particular, multi-family and commercial real estate lending typically involves higher loan amounts, and the repayment of such loans generally depends on income produced by the property being sufficient to cover operating expenses and debt service. Due to circumstances outside the borrower's control, income from the property as well as its market value can be adversely affected. Consumer loans involve higher degrees of credit risk due to their historically higher delinquency rates, the depreciating value of property securing certain of these loans and the unsecured nature of certain other types of consumer loans.

RECAPITALIZATION OF THE SAIF; SAIF ASSESSMENTS; AND SPECIAL ASSESSMENT

         For the first three quarters of 1996, SAIF-insured institutions paid deposit insurance assessment rates of $0.23 to $0.31 per $100 of deposits. In contrast, institutions insured by the FDIC's Bank Insurance Fund (the "BIF") that were well capitalized and without any significant supervisory concerns paid the minimum annual assessment of $2,000, and all other BIF-insured institutions paid deposit insurance assessment rates of $0.03 to $0.27 per $100 of deposits.

         In response to the disparity between the SAIF and BIF assessments, the Deposit Insurance Funds Act of 1996 ("Funds Act") was enacted on September 30, 1996. The Funds Act amended the Federal Deposit Insurance Act (the "FDIA") in several ways to recapitalize the SAIF and reduce the disparity in the assessment rates for the BIF and the SAIF. The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIFassessable deposits were assessed a special assessment, subject to adjustment, of 65.7 basis points per $100 of the institution's SAIF-assessable deposits. The special assessment was payable on November 27, 1996. The Funds Act provides that the amount of the special assessment will be deductible for federal income tax purposes for the taxable year in which the special assessment is paid. Based on the foregoing, the Bank recorded an accrual for the special assessment of $1.6 million at September 30, 1996. The impact on operations, net of related tax effects, reduced reported earnings by $893,000 for the quarter ended September 30, 1996.

         As a result of the Funds Act, the SAIF was recapitalized in the last quarter of 1996, and the FDIC reduced the assessment rates for the SAIF. For the semi-annual period beginning January 1, 1997, the SAIF assessment rates range from 0 to 27 basis points, which is the same as the schedule of assessment rates for the BIF. The Funds Act also expanded the assessment base for the payments on the bonds ("FICO bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation to include the deposits of both BIF- and SAIF-insured institutions beginning January 1, 1997. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for the FICO payments imposed on BIF-assessable deposits will be one-fifth of the rate imposed on SAIF-assessable deposits. The annual rate of assessments for the payments on the FICO bonds for the semi-annual period beginning on January 1, 1997 will be 0.0130% for BIF-assessable deposits and 0.0648% for SAIF-assessable deposits.

         The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, with such merger being conditioned upon the prior elimination of the thrift charter. The Secretary of the Treasury is required to conduct a study of relevant factors with respect to the development of a common charter for all insured depository institutions and abolition of separate charters for banks and thrifts and to report the Secretary's conclusions and findings to the Congress on or before March 31, 1997. Two bills have been introduced in Congress to eliminate the federal thrift charter, with one requiring the federal thrift to convert to a bank charter and the other giving the federal thrift the option to convert to a national or state chartered bank or to a state savings and loan association, but no determination has been made as to the enactment of either bill.

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION.

         The Bank is subject to extensive regulation, examination, and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank's deposit accounts are insured up to applicable limits by the SAIF administered by the FDIC, and it is a member of the FHLB of New York. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS and the FDIC conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings association can engage and is intended primarily for the protection of the insurance fund and depositors. The Company, as a savings association holding company, is also required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

         The OTS and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC, or the Congress, could have a material adverse impact on the Company, the Bank, and the operations of both.

                  Congress currently has under consideration various proposals to consolidate the regulatory functions of the four federal banking agencies: the OTS, the FDIC, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. The outcome of efforts to effect regulatory consolidation is uncertain. Therefore, the Company is unable to determine the extent to which legislation, if enacted, would affect its business.

CERTAIN ANTI-TAKEOVER PROVISIONS.

                  PROVISIONS IN THE COMPANY'S AND THE BANK'S GOVERNING INSTRUMENTS. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Bank's Federal Stock Charter and Bylaws, as well as certain federal and state regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings of stockholders, limits on the ability to vote Common Stock beneficially owned in excess of 10% of outstanding shares, and certain uniform price provisions for certain business combinations. The voting limitation is applicable to persons, together with affiliates of and persons acting in concert with such persons, who hold revocable proxies if the shares of Common Stock represented by the revocable proxies are deemed beneficially owned by such persons and exceed the limit. These provisions in the Bank's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management.

                  In general, Section 203 of the Delaware General Corporation Law ("DGCL") prevents an "interested stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the DGCL) with a Delaware corporation for three years following the date such person became an interested stockholder.

                  The provision is not applicable when (i) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans or (iii) on or subsequent to the date the stockholder becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested stockholder.

                  The DGCL's restrictions generally do not apply to business combinations with an interested stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of the corporation's assets or tender offers for 50% or more of the corporation's voting stock. The DGCL allows corporations to elect not to be subject to the provisions of the DGCL. The Company has not so elected.

         In addition to the provisions in the Company's and the Bank's organizational documents, certain provisions of the DGCL and the federal banking laws may be imposed upon acquirors of the Company's Common Stock, including restrictions that would require regulatory approval prior to any such acquisition.

                  PROVISIONS OF REMUNERATION PLANS AND AGREEMENTS. Employment agreements with certain management officials, the Bank's severance policy and certain provisions of the Company's stock option plans and recognition and retention plans provide for benefits and cash payments in the event of a change in control of the Company or the Bank. The Company's Employee Stock Ownership Plan, stock option plans and recognition and retention plans also provide for accelerated vesting in the event of a change in control. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank.

                  STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS. Directors and executive officers of the Bank and the Company currently hold or control the voting of approximately 7% of the shares of Common Stock outstanding either through direct ownership or through participation in employee benefit plans maintained by the Company or the Bank that hold the Company's Common Stock. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring an 80% supermajority vote. As a result, these provisions may preclude takeover attempts that certain stockholders may deem to be in their best interest and may tend to perpetuate existing management.


                                 USE OF PROCEEDS

                  The shares will be offered by certain employees or former employees of the Company and the Bank who are present or former participants in the Plan, or their beneficiaries, for their personal accounts, and the proceeds from such sale will be used by them for their personal benefit. The Company will not receive any portion of the payment for the shares.


                         DETERMINATION OF OFFERING PRICE

                  The purchase price of the shares offered hereby will be the market price (plus customary or negotiated brokerage commissions) prevailing at the time of the sale in the case of transactions on the Nasdaq National Market System and negotiated prices related to market prices in private negotiated transactions not on any securities exchange.


                            SELLING SECURITY HOLDERS

                  The persons selling shares of the Company's Common Stock offered hereby will be participants or former participants in the Carver Bancorp, Inc. Management Recognition Plan. Participants in the Plan include the following persons, who are affiliates of the Company, as that term has been defined by the Commission:

========================================================================================================
                                                              NUMBER OF     NUMBER OF     PERCENTAGE
                                               NUMBER OF        SHARES      SHARES TO     OF CLASS TO
                      POSITION AT COMPANY       SHARES        COVERED BY     BE HELD       BE OWNED
      SELLING         OR AFFILIATES WITHIN   BENEFICIALLY        THIS         AFTER          AFTER
    SHAREHOLDER       THE PAST THREE YEARS    OWNED(1)(2)   PROSPECTUS(2)  OFFERING(3)    OFFERING(4)
========================================================================================================
Thomas L. Clark, Jr. President and Chief           54,557          17,357      37,200            2.4%
                     Executive Officer
--------------------------------------------------------------------------------------------------------
Biswarup Mukherjee   Executive Vice                27,825          10,415      17,410            1.2%
                     President and Chief
                     Financial Officer
--------------------------------------------------------------------------------------------------------
Raymond L. Bruce     Senior Vice President         11,279           3,471       7,808             *
                     and Corporate Counsel
--------------------------------------------------------------------------------------------------------
David R. Jones       Chairman of the Board,        12,914           3,471       9,443             *
                     Director
--------------------------------------------------------------------------------------------------------
M. Moran Weston,     Vice Chairman of the          17,122           5,207      11,915             *
Ph.D.                Board, Director
--------------------------------------------------------------------------------------------------------
David N. Dinkins     Director                       4,700           1,000       3,700             *
--------------------------------------------------------------------------------------------------------
Linda H. Dunham      Director                       3,500           1,000       2,500             *
--------------------------------------------------------------------------------------------------------
Richard T. Greene    Director                      19,122           5,207      13,915             *
--------------------------------------------------------------------------------------------------------
Herman Johnson       Director                      10,714           3,471       7,243             *
========================================================================================================

        (1) Beneficial ownership in this table includes (a) the number of shares of the Company's Common Stock which such person has the right to acquire by the exercise of stock options, whether or not the stock options are vested as of March 17, 1997, (b) the number of shares held in such person's name in trust or otherwise under all of the Company's employee benefit plans and (c) the number of shares as to which such person shares voting and investment power.

        (2) Represents shares granted as of March 17, 1996, which is the most recent date as of which such information is available.

        (3) Assumes that all shares presently owned and hereafter acquired under the Plan are sold.

        (4) Percentage with respect to each person has been calculated on the basis of 2,314,275 shares of the Company's Common Stock outstanding as of February 12, 1997 as reported to the Commission on Form 10Q. (*) denotes less than 1% of outstanding Common Stock.


                              PLAN OF DISTRIBUTION

                 The shares may be offered for sale on the Nasdaq National Market System where they are quoted. They may be offered from time to time in private transactions. The Company does not expect to bear the expense of such sales.

                                 LEGAL OPINIONS

                  The legal status of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Thacher Proffitt & Wood, New York, New York.


                                     EXPERTS

         Not Applicable.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145, as amended, of the Delaware General Corporation Law ("DGCL") and by the Certificate of Incorporation of the Registrant.

                  Article Tenth of the Certificate of Incorporation of the Registrant provides that any person who is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL. Such indemnification shall apply whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Such indemnification shall be against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered in connection with the proceeding. This right to indemnification includes, to the extent permitted by the DGCL, the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final determination.

                  If a claim for indemnification is not paid in full by the Registrant within sixty days after a written claim has been received by the Registrant, the indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim. If successful in whole or in part in any such suit (or in a suit brought by the Registrant to recover an advancement of expenses), the indemnitee shall be entitled to be paid also the expenses of prosecuting (or defending) such suit. In any such suit, it shall be a defense to the Registrant that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. The burden of proof in any such suit shall be on the Registrant to prove that the indemnitee is not entitled to be indemnified.

                  The right of indemnification conferred in Article Tenth of the Certificate of Incorporation shall not be exclusive of any right which any person may have or hereafter acquire under any statute, the Registrant's Bylaws, agreement, vote of stockholders, disinterested directors, or otherwise. The Registrant maintains directors' and officers' liability insurance coverage for all directors and officers of the Company and its subsidiaries through First Monetary Mutual Limited for a one-year policy term ending January 2, 1998.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company
Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained in this Prospectus is correct as of any date subsequent to the date of this Prospectus. This Prospectus does not constitute an offer or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.



                     TABLE OF CONTENTS

AVAILABLE INFORMATION......................................  2

INCORPORATION OF
CERTAIN DOCUMENTS
BY REFERENCE...............................................  2

RISK FACTORS...............................................  3

USE OF PROCEEDS............................................ 10

DETERMINATION OF
OFFERING PRICE............................................. 10

SELLING SECURITY HOLDERS................................... 10

PLAN OF DISTRIBUTION ...................................... 11

LEGAL OPINIONS............................................. 11

EXPERTS.................................................... 11

INDEMNIFICATION OF
DIRECTORS AND OFFICERS..................................... 12




                              CARVER BANCORP, INC.

                                  69,431 SHARES

                                  COMMON STOCK

                                ($0.01 PAR VALUE)

                       Offered or to be Offered by Certain
                              Selling Shareholders
                    of Carver Bancorp, Inc. Following Their
                                   Acquisition
                          under the Carver Bancorp Inc.
                           Management Recognition Plan
















                                   PROSPECTUS












                              DATED: March 21, 1997








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